Exhibit 99

DEARBORN BANCORP EARNINGS INCREASE 56.5 PERCENT.

               DEARBORN, Michigan, January 18, 2005, Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, announced today that its earnings for 2004 were 56.5 percent greater than its earnings one year earlier. Earnings for the 12 months ended December 31, 2004, were $5,509,000 or $1.28 per fully diluted common share. For the previous year, earnings were $3,521,000 or $1.01 per fully diluted share.

               In the Fourth Quarter of 2004, the Company’s earnings were $1,543,000 or $0.30 per fully diluted common share, 31.7 percent more than it was for the same quarter of 2003 when earnings were $1,172,000 or $0.33 per fully diluted share.

               During 2004, the Company’s total assets grew by 46.3 percent to $652,662,000, total deposits went up 42.5 percent to $540,880,000 and total loans increased 46.5 percent to $587,562,000.

               Earnings per share for both the year and the quarter and year-end shareholders’ equity are not directly comparable with the same figures for 2003 because of the Company’s successful offering of approximately 1.4 million new shares in July of 2004. That offering was underwritten and managed by Oppenheimer & Co. and co-managed by Howe Barnes Investments, Inc. In addition, the Company’s purchase of Bank of Washtenaw was completed in the Fourth Quarter. Because this transaction was accounted for as a cash purchase, the 2004 year-end balance sheet figures, but not the 2003 year-end figures, reflect the acquisition of approximately $80 million of assets. Moreover, the Company’s 2004 income includes only the earnings from Bank of Washtenaw operations after October 30, 2004, the effective date of the transaction.

               Michael J. Ross, President and Chief Executive Officer of both the Holding Company and the Bank, issued his organization’s earnings report and added, “By all the measures we use to judge our performance, 2004 was a very good year for us. We achieved growth in every area, including earnings that exceeded our projections. We opened a much-needed Operations Center in Allen Park and expanded into prosperous and fast growing Washtenaw County. And we had a highly successful stock offering that will provide the capital we need to sustain rapid growth in the months and years ahead. Overall, we are well satisfied with our current situation and optimistic about our prospects for 2005 and beyond. Clearly, our record since we opened for business on February 28, 1994, shows that southeast Michigan is a place where a well-managed community banking organization can fill an important market niche and achieve remarkable success in a relatively short period of time.”

               Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates 12 offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan and an Operations Center in Allen Park, Michigan. The Company’s common shares trade on the Nasdaq National Market under the symbol DEAR.

Contact: Michael J. Ross, President and CEO or Jeffrey L. Karafa, CFO at (313) 565-5700

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

(In thousands, except share and per share data)	Three months ended		Twelve months ended
	December 31		December 31
Condensed Statement of Income:	2004	2003	2004	2003
Interest income	$9,017	$6,399	$29,790	$23,564
Interest expense	2,938	2,112	9,409	8,631

Net interest income	6,079	4,287	20,381	14,933
Provision for loan losses	526	289	1,400	1,699

Net interest income after provision	5,553	3,998	18,981	13,234
Non-interest income	361	400	1,332	2,829
Non-interest expense	3,573	2,622	11,967	10,735

Net income before taxes	2,341	1,776	8,346	5,328
Income tax provision	798	604	2,837	1,807

Net income	$1,543	$1,172	$5,509	$3,521

Share Data:
Weighted avg no. of shares outstanding — basic	4,773,453	3,240,158	3,922,423	3,215,181
Weighted avg no. of shares outstanding — diluted	5,154,342	3,544,314	4,292,319	3,493,853
Period end shares outstanding			4,794,012	3,243,919

Per Common Share Data:
Net income, basic	$0.32	$0.36	$1.40	$1.10
Net income, diluted	$0.30	$0.33	$1.28	$1.01
Closing Stock Price			$29.16	$18.04
Book Value			$15.56	$10.67

Profitability Ratios, Annualized:
Return on average stockholders’ equity	8.27%	13.55%	10.56%	10.80%
Return on average total assets	0.98%	1.05%	1.05%	0.89%
Average equity to average total assets	11.62%	7.66%	9.96%	8.21%

Condensed Balance Sheet:	As of December 31,
	2004	2003
Assets
Cash and equivalents	$20,869	$21,148
Mortgage loans held for sale	1,692	1,505
Investment securities, available for sale	22,197	18,021
Loans	587,562	400,958
Allowance for loan losses	(5,884)	(4,314)
Premises and equipment	13,124	5,554
Intangible assets and goodwill	7,982	—
Other assets	5,120	3,203

Total assets	$652,662	$446,075

Liabilities and stockholders’ equity
Deposits	$540,880	$379,619
Federal Home Loan Bank advances	20,614	20,638
Subordinated debt	10,000	10,000
Other borrowings	4,115	—
Other liabilities	2,449	1,217
Stockholders’ equity	74,604	34,601

Total liabilities and stockholders’ equity	$652,662	$446,075

Other Data for the year:
Nonperforming loans to total loans	0.55%	0.52%
Net charge-offs to average loans	0.00%	0.08%
Net interest margin	4.03%	3.97%